Filed Pursuant to Rule 424(b)(5)
Registration No. 333-287650

Prospectus Supplement

(To Prospectus dated May 29, 2025)

$500,000,000

5.300% Notes due 2035

Autodesk, Inc. is offering $500,000,000 principal amount of its 5.300% notes due June 15, 2035 (the “notes”). The notes will bear interest at a rate of 5.300% per annum. We will pay interest semi-annually on the notes on June 15 and December 15 of each year, beginning December 15, 2025. The notes will mature on June 15, 2035.

We may redeem some or all of the notes at any time at the redemption prices described under the heading “Description of Notes — Optional Redemption” in this prospectus supplement. Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes — Purchase of Notes upon Change of Control Repurchase Event,” we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes are our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding. There is no sinking fund for the notes. The notes are not, and are not expected to be, listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement.

	Price to Public(1)	Underwriting Discount	Proceeds to Autodesk (before expenses)
Per Note	99.737%	0.650%	99.087%
Total	$498,685,000	$3,250,000	$495,435,000

(1)	Plus accrued interest, if any, from June 6, 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the notes on or about June 6, 2025, which will be the third business day from the date of the pricing of the notes, only in book-entry form through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking S.A.

Joint Book-Running Managers

Citigroup	BofA Securities	J.P. Morgan

BNP PARIBAS	MUFG	RBC Capital Markets

Co-Managers

Morgan Stanley	US Bancorp	Wells Fargo Securities

The date of this Prospectus Supplement is June 3, 2025.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Incorporation by Reference” of this prospectus supplement and the accompanying prospectus.

In this prospectus supplement, except as otherwise indicated or unless the context otherwise requires, “Autodesk,” “the Company,” “we,” “us” and “our” refer to Autodesk, Inc. and its consolidated subsidiaries. If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

This prospectus supplement and the accompanying prospectus may be used only for the purpose for which they have been prepared. We have not, and the underwriters have not, authorized any other person to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any relevant free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

You should not consider any information in this prospectus supplement or the accompanying prospectus to be investment, legal or tax advice. You should consult your own counsel, accountants and other advisers for legal, tax, business, financial and related advice regarding the purchase of the notes offered by this prospectus supplement.

We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

We expect that delivery of the notes will be made to investors on or about June 6, 2025, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to June 6, 2025 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than one business day prior to June 6, 2025 should consult their advisors.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are any statements that look to future events and consist of, among other things, our business strategies; the implementation of new transaction models; future financial results (by product type and geography), operational and key metrics and subscriptions; the effects of global economic and political conditions, including the impact of economic volatility and geopolitical activities in certain countries such as the Russian invasion of Ukraine; the impact of past and planned acquisitions and investment activities; expected market trends and market opportunities; our ability to successfully expand adoption of our products; our ability to gain market acceptance of new businesses and sales initiatives; the impact of restructuring activities; cybersecurity and privacy issues or incidents; the effect of competition; the availability of credit; the effects of revenue recognition; the effects of newly recently issued accounting standards; expected trends in certain financial metrics, including expenses; expectations regarding our cash needs and expenditures; the effects of fluctuations in exchange rates and our hedging activities on our financial results; the effect of laws and regulations that we are subject to; the timing and amount of purchases under our stock repurchase plan; and the effects of potential non-cash charges on our financial results and the resulting effect on our financial results. In addition, forward-looking statements also consist of statements involving expectations regarding product capability and acceptance, statements regarding our liquidity and short-term and long-term cash requirements, as well as statements involving trend analyses and statements including such words as “may,” “believe,” “could,” “anticipate,” “would,” “might,” “plan,” “expect,” and similar expressions or the negative of these terms or other comparable terminology.

These forward-looking statements speak only as of the date of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, as applicable, and are subject to business and economic risks. As such, our actual results could differ materially from those set forth in the forward-looking statements as a result of the factors set forth below in the section entitled “Risk Factors,” and in our reports filed with the SEC. We assume no obligation to update the forward-looking statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It does not contain all of the information that you should consider before investing in the notes. For a more complete discussion of the information you should consider before investing in the notes, you should carefully read this entire prospectus supplement, the accompanying prospectus, any related free writing prospectuses, the sections titled “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” together with our consolidated financial statements and the related notes thereto, in our most recent Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and our subsequent Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, and the other documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are a global leader in 3D design, engineering and entertainment technology solutions, spanning architecture, engineering, construction, product design, manufacturing, media, and entertainment. Our customers design, fabricate, manufacture, and build anything by visualizing, simulating, and analyzing real-world performance early in the design process. These capabilities allow our customers to foster innovation, optimize their designs, streamline their manufacturing and construction processes, save time and money, improve quality, deliver more sustainable outcomes, communicate plans, and collaborate with others. Our professional software products are sold globally through a combination of indirect and direct channels.

Corporate Information

We were incorporated in California in April 1982 and were reincorporated in Delaware in May 1994. Our principal executive office is located at One Market Street, Suite 400, San Francisco, California 94105, and the telephone number at that address is (415) 507-5000. Our internet address is www.autodesk.com. Information contained on or accessible through our website is not part of or incorporated by reference into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes and this offering. Certain of the terms described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement and the “Description of Senior Debt Securities” section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Autodesk, Inc.

Notes Offered	$500,000,000 aggregate principal amount of our 5.300% notes due June 15, 2035.

Maturity Date	The notes will mature on June 15, 2035.

Interest Rate	The notes will bear interest at a rate of 5.300% per annum.

Interest Payment Dates	We will pay interest on the notes on June 15 and December 15 of each year, beginning on December 15, 2025.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding, including our outstanding 2.400% notes due 2031 (the “2.400% notes), 2.850% notes due 2030 (the “2.850% notes”), 3.500% notes due 2027 (the “3.500% notes”) and 4.375% notes due 2025 (the “4.375% notes”) (together, the “senior notes”) and any indebtedness we may incur from time to time under the credit facility. The notes will be structurally subordinated to all liabilities of our subsidiaries.

Optional Redemption	We may, at our option, redeem the notes, in whole or in part, at any time at the redemption prices determined as set forth under the heading “Description of Notes — Optional Redemption.”

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes — Purchase of Notes upon Change of Control Repurchase Event,” each holder will have the right to require us to repurchase all or any part of that holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries (as defined therein) to:

•	create certain liens;

•	enter into certain sale and leaseback transactions; and

•	with respect to us, consolidate or merge with, or convey, transfer or lease all or substantially all our assets to, another person.

However, each of these covenants is subject to a number of significant qualifications and exceptions. You should read “Description of Notes — Certain Covenants” in this prospectus supplement and “Description of Senior Debt Securities — Certain Covenants” in the accompanying prospectus for a description of these covenants. Exceptions to these covenants will allow us and our subsidiaries to incur liens with respect to material assets owned by us.

Use of Proceeds	We intend to use net proceeds from the sale of the notes for general corporate purposes, which may include the repayment of other indebtedness.

Denominations	The notes will be issued in minimum denominations of $2,000 and multiples of $1,000 in excess thereof.

Form of Notes	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). Investors may elect to hold the interests in the global notes through any of DTC, Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Clearstream Banking, S.A., as described under “Description of Notes — Book-Entry; Delivery and Form; Global Notes” and “Description of Notes — Euroclear and Clearstream, Luxembourg” in this prospectus supplement.

Further Issuances	We may, without the consent of existing holders, increase the principal amount of the notes by issuing more notes in the future, on the same terms and conditions (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes), and with the same CUSIP number (unless the additional notes of a series are not fungible for U.S. federal income tax purposes with such series, in which case the additional notes will have a separate CUSIP number), in each case, as the notes being offered by this prospectus supplement. We do not plan to inform the existing holders if we re-open this series of notes to issue and sell additional notes of this series in the future. Additional notes issued in this manner will be consolidated with and will form a single series with the notes being offered hereby.

Risk Factors	You should consider carefully all the information set forth and incorporated by reference in this prospectus supplement and the accompanying prospectus and, in particular, you should evaluate the specific factors set forth under the heading “Risk Factors” of this prospectus supplement, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, before investing in any of the notes offered hereby.

Governing Law	The indenture will provide that New York law will govern any action regarding the notes brought pursuant to the indenture.

Trustee	U.S. Bank Trust Company, National Association.

Summary Consolidated Financial Data

The following tables present summary consolidated financial data as of and for the periods indicated. The statements of operations data for the fiscal years ended January 31, 2025, 2024 and 2023 and the balance sheet data as of January 31, 2025 and 2024 have been derived from the audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 filed with the SEC, which is incorporated herein by reference. The statements of operations data for the three-month periods ended April 30, 2025 and 2024 and the balance sheet data as of April 30, 2025 have been derived from the unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025 filed with the SEC, which is incorporated herein by reference. In the opinion of management, our unaudited summary consolidated financial data reflect all adjustments of a normal recurring nature necessary for a fair statement of such financial data and our consolidated interim financial statements have been prepared on the same basis as our audited consolidated financial statements. The summary consolidated financial data is not necessarily indicative of the results that may be expected in any future period, and interim results are not necessarily indicative of results of operations for the full year. You should read the following tables in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025 and our unaudited condensed consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025.

	Fiscal Year Ended January 31,			Three Months Ended April 30,
	2025	2024	2023	2025	2024
	(In millions, except per share amounts; annual results are derived from audited financial statements and three-month results are unaudited)
Consolidated Statements of Operations Data:
Net revenue:
Subscription	$5,717	$5,116	$4,651	$1,532	$1,330
Maintenance	41	54	65	8	11

Total subscription and maintenance revenue	5,758	5,170	4,716	1,540	1,341
Other	373	327	289	93	76

Total net revenue	6,131	5,497	5,005	1,633	1,417

Cost of revenue:
Cost of subscription and maintenance revenue	413	381	343	111	100
Cost of other revenue	80	82	79	24	20
Amortization of developed technologies	85	48	58	25	17

Total cost of revenue	578	511	480	160	137

Gross profit	5,553	4,986	4,525	1,473	1,280
Operating expenses:
Marketing and sales	2,000	1,823	1,745	566	469
Research and development	1,485	1,373	1,219	394	346
General and administrative	650	620	532	162	155
Amortization of purchased intangibles	49	42	40	13	11
Restructuring, other exit costs, and facility reductions	15	—	—	105	—

Total operating expenses	4,199	3,858	3,536	1,240	981

Income from operations	1,354	1,128	989	233	299
Interest and other income (expense), net	30	8	(43)	1	10

Income before income taxes	1,384	1,136	946	234	309
Provision for income taxes	(272)	(230)	(123)	(82)	(57)
Net income	$1,112	$906	$823	$152	$252

Basic net income per share	$5.17	$4.23	$3.81	$0.71	$1.17

Diluted net income per share	$5.12	$4.19	$3.78	$0.70	$1.16

Weighted average shares used in computing basic net income per share	215	214	216	214	215

Weighted average shares used in computing diluted net income per share	217	216	218	216	217

	As of
	April 30, 2025	January 31, 2025	January 31, 2024
	(Unaudited)	(In millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$1,816	$1,599	$1,892
Short-term marketable securities	224	287	354
Accounts receivable, net	494	1,008	876
Prepaid expenses and other current assets	681	588	457
Total assets	10,585	10,833	9,912
Current portion of long-term notes payable, net	300	300	—
Long-term notes payable, net	1,988	1,987	2,284
Total stockholders’ equity	2,617	2,621	1,855

RISK FACTORS

An investment in the notes involves certain risks. In addition to the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, you should carefully consider the risk factors in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025 as well as risk factors described below, which are not exhaustive. Additional risks and uncertainties not now known to us or that we now deem immaterial may also adversely affect our business or financial performance. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The market or trading price of the notes could decline due to any of these risks or other factors, and you may lose all or part of your investment.

Risks Relating to Our Offering

The notes will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes will be obligations exclusively of Autodesk, Inc. and not of any of our subsidiaries. A portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of April 30, 2025, our subsidiaries had approximately $3,074 million of outstanding liabilities, including trade payables but excluding inter-company liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP (as defined below).

The notes will be subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes will be our unsecured general obligations, ranking equally with other outstanding senior unsecured indebtedness, including our outstanding senior notes and any indebtedness we may incur from time to time under our credit facility. The indenture governing the notes permits us and our subsidiaries to incur additional indebtedness, including secured debt. If we incur any secured debt, our assets will be subject to prior claims by our secured creditors to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes and the previously issued notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Our debt service obligations, including the notes being offered pursuant to this prospectus supplement and the accompanying prospectus, may adversely affect our financial condition and cash flows from operations.

We have $2.3 billion of senior notes outstanding as of April 30, 2025. As each series of senior notes matures and the notes offered hereby mature, we will have to expend significant resources to either repay or refinance these notes. If we decide to refinance the notes, we may be required to do so on different or less favorable terms or we may be unable to refinance the notes at all, both of which may adversely affect our financial condition.

We also entered into a credit agreement on May 8, 2025 that provides for a revolving credit facility in the aggregate principal amount of $1.5 billion, with an option to be increased up to an aggregate principal amount of

$2.0 billion. The credit agreement refinanced in full our prior credit agreement, which was due to mature in September 2026. As of May 8, 2025, we had no outstanding borrowings under the credit facility. We may use the proceeds of any future borrowing under the credit facility for general corporate purposes.

Maintenance of our indebtedness, contractual restrictions, and additional issuances of indebtedness could:

•	cause us to dedicate a substantial portion of our cash flows from operations towards debt service obligations and principal repayments;

•	increase our vulnerability to adverse changes in general economic, industry and competitive conditions;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	impair our ability to obtain future financing for working capital, capital expenditures, acquisitions, general corporate or other purposes; and

•

due to limitations within the debt instruments, restrict our ability to grant liens on property, enter into certain mergers, dispose of all or substantially all of the assets of us and our subsidiaries, taken as a whole, materially change our business or incur subsidiary indebtedness, subject to customary exceptions.

We are required to comply with the covenants set forth in our indenture and credit agreement. Our ability to comply with these covenants may be affected by events beyond our control. If we breach any of the covenants and do not obtain a waiver from the note holders or lenders, then, subject to applicable cure periods, any outstanding indebtedness may be declared immediately due and payable. In addition, changes by any rating agency to our credit rating may negatively impact the value and liquidity of our securities. Under certain circumstances, if our credit ratings are downgraded or other negative action is taken, the interest rate payable by us under our revolving credit facility could increase. Downgrades in our credit ratings could also restrict our ability to obtain additional financing in the future and could affect the terms of any such financing.

We may be able to incur substantially more indebtedness.

The terms of the indenture governing the notes will not prohibit us from incurring indebtedness in the future. We may also incur additional indebtedness under the terms, and subject to the covenants, of our credit agreement. If we incur any additional indebtedness that ranks equally with the notes or amounts due under our credit facility, the holders of that indebtedness will be entitled to share ratably with the holders of the notes, and the outstanding senior notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding up of our company.

The limited covenants in the indenture governing the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•

restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries and therefore would be structurally senior to the notes;

•

subject to certain limitations under the indenture, limit our ability to incur secured indebtedness that would effectively rank senior to the notes to the extent of the value of the assets securing the indebtedness;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase or prepay our securities;

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes; or

•	restrict our ability to enter into highly leveraged transactions.

In addition, the limitation on liens and limitation on sale and lease-back transactions covenants with respect to principal property contain exceptions that will allow us to create, grant or incur liens or security interests with respect to our facilities in a number of circumstances. As of the date of this prospectus supplement, neither we nor any of our restricted subsidiaries own any Principal Property (as defined in the indenture governing the notes).

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

Changes in our credit ratings may adversely affect your investment in the notes.

The major debt rating agencies routinely evaluate our debt. These ratings are not recommendations to purchase, hold or sell the notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor, are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. The ratings are based on current information furnished to the ratings agencies by us and information obtained by the ratings agencies from other sources. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value and liquidity of the notes and increase our corporate borrowing costs.

There may not be an active trading market for the notes.

We cannot assure you that an active trading market for the notes will ever develop or be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. The future trading price of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the:

•	propensity of existing holders to trade their positions in the notes;

•	time remaining to the maturity of the notes;

•	outstanding amount of the notes;

•	redemption of the notes; and

•	level, direction and volatility of market interest rates generally.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity. We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

The provisions in the indenture governing the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of change of control repurchase event in the indenture to trigger these provisions, notably that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes — Purchase of Notes upon Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event, which would result in a default under the notes.

We will be required to repurchase the notes at the option of each holder upon the occurrence of a change of control repurchase event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at the time of any change of control repurchase event. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. Accordingly, we may not be able to satisfy our obligations to repurchase your notes unless we are able to refinance or obtain consents from the holders of such indebtedness. Our failure to repurchase your notes upon a change of control repurchase event would be an event of default under the indenture and could cause a cross-default or acceleration under certain agreements governing our other indebtedness, if any, including our credit agreement.

You may not be able to determine when a change of control repurchase event has occurred.

The definition of change of control, which is a condition precedent to a change of control repurchase event, includes a phrase relating to the sale, lease or transfer of “all or substantially all” of our assets. There is no precisely established definition of the phrase “substantially all” under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a sale, lease or transfer of less than all of our assets to another individual, group or entity may be uncertain.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and the ability of our restricted subsidiaries to create certain liens on principal property or the capital stock of restricted subsidiaries, enter into certain sale and leaseback transactions with respect to principal property, and consolidate or merge with, or convey, transfer or lease all or substantially all our assets, taken as a whole, to, another person. The covenants limiting liens and sale and leaseback transactions contain exceptions that will allow us and our restricted subsidiaries to incur liens with respect to material assets. See “Description of Notes — Certain Covenants” in this prospectus supplement and “Description of Senior Debt Securities — Certain Covenants” in the accompanying prospectus. In light of these exceptions and other factors described above, holders of the notes may be structurally or contractually subordinated to new lenders. As of the date of this prospectus supplement, neither we nor any of our restricted subsidiaries own any principal property.

The prices at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invest.

We believe that the value of the notes in any secondary market will be affected by interest rates, supply and demand for the notes and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the impact of any one factor on the market value of the notes may be offset or magnified by the effect of another factor. An offsetting negative factor could, for example, entirely eliminate a positive impact attributable to another factor. We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, assuming all other conditions remain constant, if U.S. interest rates increase, the market value of the notes may decrease. The following factors also may have an impact on the market value of the notes:

•	actual or anticipated changes in our credit ratings; and

•	actual or anticipated changes in our financial condition or results of operations.

USE OF PROCEEDS

The net proceeds from the sale of the notes are estimated to be approximately $493.8 million, after deducting the underwriting discount and the estimated offering expenses payable by us. We intend to use net proceeds from the sale of the notes for general corporate purposes, which may include the repayment of other indebtedness.

CAPITALIZATION

The following table presents our unaudited cash, cash equivalents, and marketable securities, short-term debt, and capitalization as of April 30, 2025:

•	on an actual basis; and

•	as adjusted to give effect to the sale of the notes offered hereby, after deducting the underwriting discount and estimated offering expenses payable by us.

You should read this table in conjunction with the information contained in our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our condensed consolidated financial statements and related notes in our Quarterly Report on Form 10-Q for the fiscal quarter ended April 30, 2025, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of April 30, 2025
	Actual	As Adjusted
	(Unaudited) (In millions)
Cash, cash equivalents, and marketable securities	$2,301	$2,795

Short-term debt:
4.375% notes due 2025	$300	$300

Total short-term debt	$300	$300

Long-term debt:
Credit facility(1)	$—	$—
3.500% notes due 2027	498	498
2.850% notes due 2030	497	497
2.400% notes due 2031	993	993
5.300% notes due 2035 offered hereby	—	494

Total long-term debt	1,988	2,482
Total stockholders’ equity	2,617	2,617

Total capitalization	$4,605	$5,099

(1)

As of April 30, 2025, Autodesk had no outstanding borrowings under its Amended and Restated Credit Agreement, dated November 21, 2022 (the “2022 Credit Agreement”), by and among Autodesk, the lenders party thereto, and Citibank, N.A., as agent, that provided for a revolving credit facility in the aggregate principal amount of $1.5 billion with an option to be increased up to $2.0 billion. As of May 8, 2025, the 2022 Credit Agreement was terminated and Autodesk entered into a new Credit Agreement (the “2025 Credit Agreement”) by and among the Company, the lenders party thereto and Citibank, N.A., as administrative agent, which provides for an unsecured revolving loan facility in the aggregate principal amount of $1.5 billion, with an option to be increased up to $2.0 billion. As of May 8, 2025, Autodesk had no amounts outstanding under the 2025 Credit Agreement.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered by this prospectus supplement should be read in conjunction with the description of the general terms and provisions of the debt securities under the caption “Description of Senior Debt Securities” of the accompanying prospectus.

The notes will be issued as a separate series of debt securities under an indenture, dated December 13, 2012, between Autodesk and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”), as supplemented by the sixth supplemental indenture to be entered into concurrently with the delivery of the notes (as so supplemented, the “indenture”). The following summary of provisions of the indenture and the notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all information that you may find useful. You should read the indenture and the notes, copies of which are available from Autodesk upon request. Capitalized terms used and not defined in this summary have the meanings specified in the indenture. References to “Autodesk” in this section of this prospectus supplement are only to Autodesk, Inc. and not to any of its subsidiaries.

General

The notes will have the following basic terms:

•

the notes will be senior unsecured obligations of Autodesk and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Autodesk, including the outstanding senior notes and any indebtedness it may incur from time to time under its senior unsecured revolving credit facility dated as of May 8, 2025 (the “credit facility”);

•	the notes will be effectively subordinated in right of payment to all existing and future secured indebtedness of Autodesk to the extent of the value of the assets securing such indebtedness;

•	the notes will be senior in right of payment to any existing and future indebtedness of Autodesk that is subordinated to the notes;

•

the notes will be structurally subordinated to all liabilities of Autodesk’s subsidiaries. As of April 30, 2025, Autodesk’s subsidiaries had approximately $3,074 million of outstanding liabilities, including trade payables but excluding inter-company liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP;

•	the notes initially will be limited to $500,000,000 aggregate principal amount (subject to the rights of Autodesk to issue additional notes as described under “— Further Issuances” below);

•	the notes will accrue interest at a rate of 5.300% per year;

•	the notes will mature on June 15, 2035 unless redeemed or repurchased prior to that date;

•

interest will accrue on the notes from the most recent interest payment date to or for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the issue date of the notes), payable semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2025;

•	Autodesk may redeem the notes prior to maturity, in whole or in part, as described under “— Optional Redemption” below;

•

Autodesk may be required to repurchase the notes in whole or in part at your option in connection with the occurrence of a “change of control repurchase event” as described under “— Purchase of Notes upon Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company (“DTC”), but in certain limited circumstances may be represented by notes in definitive form (see “— Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of Autodesk maintained for such purposes (which initially will be the corporate trust office of the trustee).

Interest on the notes will be paid to the person in whose name that note is registered at the close of business on June 1 or December 1, as the case may be, immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” when used with respect to any note, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York (or such other place of payment as may be subsequently specified by Autodesk) are authorized or obligated by law or executive order to close.

Autodesk does not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

Autodesk may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

The indenture does not contain any provisions that would limit Autodesk’s ability to incur additional unsecured indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Autodesk for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Autodesk, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $5,000,000 principal amount of notes, wire transfer to an account located in the United States maintained by the payee. See “— Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the same location set forth in the preceding paragraph. No service charge will be made for any registration of transfer or exchange of notes, but Autodesk may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. Autodesk is not required to transfer or exchange any note selected for redemption during a period of 15 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

All amounts of principal of and premium, if any, and interest on the notes paid by Autodesk that remain unclaimed two years after such payment was due and payable will be repaid to Autodesk, and the holders of such notes will thereafter look solely to Autodesk for payment.

Ranking

The notes will be senior unsecured obligations of Autodesk and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Autodesk, including any indebtedness Autodesk may incur from time to time under the credit facility.

The notes will effectively rank junior to all existing and future secured indebtedness of Autodesk to the extent of the assets securing such indebtedness, and to all liabilities of its subsidiaries. As of April 30, 2025, Autodesk did not have any outstanding secured indebtedness. Autodesk derives a portion of its operating income and cash flow from its subsidiaries. Therefore, Autodesk’s ability to make payments when due to the holders of the notes is, in large part, dependent upon the receipt of sufficient funds from its subsidiaries. As of April 30, 2025, Autodesk’s subsidiaries had approximately $3,074 million of outstanding liabilities, including trade payables but excluding inter-company liabilities and liabilities of a type not required to be reflected on a balance sheet in accordance with GAAP.

Claims of creditors of Autodesk’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Autodesk’s creditors, including holders of the notes. Accordingly, the notes will be effectively subordinated to creditors, including trade creditors and preferred stockholders, if any, of Autodesk’s subsidiaries.

Optional Redemption

Prior to the Par Call Date, Autodesk may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(i) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (ii) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, on the amount being redeemed to, but excluding, the date of redemption. Autodesk will calculate the redemption price.

On or after the Par Call Date, Autodesk may, at its option, redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest thereon, if any, to, but excluding, the date of redemption.

“Par Call Date” means March 15, 2035 (three months prior to the maturity date of the notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by Autodesk in accordance with the following two paragraphs:

The Treasury Rate shall be determined by Autodesk after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of

Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Autodesk shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, Autodesk shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, Autodesk shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Autodesk shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Autodesk’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall not be responsible or liable for any determination, calculation, or verification of the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed (with a copy to the trustee). Unless Autodesk defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before 12:00 p.m., New York City Time, on a redemption date for the notes, Autodesk will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date. In the case of a partial redemption of the notes, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee deems fair and appropriate. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC, Euroclear or Clearstream (or another depositary), the redemption of the notes shall be done in accordance with the policies and procedures of the depositary. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent.

Purchase of Notes upon Change of Control Repurchase Event

If a change of control repurchase event occurs, unless Autodesk has exercised its right to redeem the notes as described above or Autodesk has defeased the notes or satisfied and discharged the notes, each holder of the notes will have the right to require Autodesk to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but excluding, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Autodesk, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, Autodesk will deliver a notice to each holder, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and Autodesk’s obligation to repurchase the notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is delivered (a “change of control notice”). The notice shall, if delivered prior to the date of consummation of the change of control, state that Autodesk’s obligation to repurchase the notes is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Autodesk will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes, Autodesk will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes by virtue of such conflict.

On the repurchase date following a change of control repurchase event, Autodesk will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes properly tendered pursuant to its change of control notice;

(2)	deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all the notes or portions of the notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of notes being repurchased by Autodesk.

The paying agent will promptly deliver to each holder of notes properly tendered the repurchase price for the notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Autodesk will not be required to repurchase the notes upon a change of control repurchase event if a third party agrees to repurchase the notes in the manner, at the times and otherwise in compliance with the requirements for Autodesk under the indenture for the notes and such third party repurchases all notes properly tendered and not withdrawn by the holders.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Autodesk and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Autodesk and the underwriters. Autodesk has no present intention to engage in a transaction involving a change of control, although it is possible that Autodesk could decide to do so in the future. Subject to the limitations discussed below, Autodesk could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Autodesk or credit ratings of the notes. Restrictions on the ability of Autodesk to incur liens and enter into sale and leaseback transactions are contained in the covenants as described under “— Certain Covenants — Limitation on Liens” and “— Certain Covenants — Limitation on Sale and Leaseback Transactions.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, however, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a highly leveraged transaction.

The phrase “all or substantially all,” as used with respect to the assets of Autodesk and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” the assets of Autodesk and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be unclear.

Autodesk may not have sufficient funds to repurchase all the notes upon a change of control repurchase event. In addition, even if it has sufficient funds, Autodesk may be prohibited from repurchasing the notes under the terms of its future debt instruments. Furthermore, a change of control could constitute an event of default under its credit facility. See “Risk Factors — Risks Related to the Notes — We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Autodesk and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than Autodesk or one of its subsidiaries; (2) the adoption of a plan by Autodesk’s board of directors relating to Autodesk’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above) becomes the beneficial owner, directly or indirectly, of more than 50% of the aggregate of the total voting power of the voting stock of Autodesk or other voting stock into which Autodesk’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act; or (4) Autodesk consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, Autodesk, in any such event pursuant to a transaction in which any of the outstanding voting stock of Autodesk or the outstanding voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Autodesk’s voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of any surviving person immediately after giving effect to such transaction.

Notwithstanding the foregoing, a transaction will not be deemed to involve a change of control if (a) Autodesk becomes a direct or indirect wholly owned subsidiary of a holding company and (b)(i) the holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Autodesk’s voting stock immediately prior to that transaction or (ii) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the voting stock of such holding company immediately following such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“investment grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or, if applicable, the equivalent investment grade credit rating from any substitute rating agency.

“Moody’s” means Moody’s Investors Service, Inc.

“rating agency” means (1) each of Moody’s and S&P; and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of the control of Autodesk, a substitute rating agency.

“rating category” means (i) with respect to S&P, any of the following categories: BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); (ii) with respect to Moody’s, any of the following categories: Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and (iii) the equivalent of any such category of S&P or Moody’s used by another rating agency. In determining whether the rating of the notes has decreased by one or more gradations, gradations within rating categories (+ and – for S&P; 1, 2 and 3 for Moody’s; or the equivalent gradations for another rating agency) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB– to B+, will constitute a decrease of one gradation).

“ratings event” means, that the notes cease to be rated investment grade by both rating agencies on any day during the period (the “trigger period”) commencing on the earlier of (a) the first public notice of the occurrence of a change of control or (b) the public announcement by Autodesk of its intention to effect a change of control, and ending 60 days following consummation of such change of control (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible rating downgrade by either of the rating agencies on such 60th day, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the notes below investment grade or (y) publicly announces that it is no longer considering the notes for possible downgrade, provided that no such extension will occur if on such 60th day the notes are rated investment grade by at least one of such rating agencies in question and are not subject to review for possible downgrade by such rating agency). If either rating agency is not providing a rating of the notes on any day during the trigger period for any reason, the rating of such rating agency shall be deemed to have ceased to be rated investment grade during the trigger period.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“substitute rating agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of Autodesk’s board of directors or a committee thereof) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“voting stock” of any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Further Issuances

Autodesk may from time to time, without notice to or the consent of the holders of the notes, create and issue additional notes having the same terms as, and ranking equally and ratably with, the notes in all respects (except for the issue date and, if applicable, the payment of interest accruing prior to the issue date of such additional notes and the first payment of interest following the issue date of such additional notes). Such additional notes may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as the notes and will vote together as one class on all matters with respect to the notes, as the case may be; provided that if the additional notes are not fungible with the outstanding notes for U.S. federal income tax purposes, the additional notes will have a separate CUSIP number.

Certain Covenants

Except as set forth below, neither Autodesk nor any of its subsidiaries will be restricted by the indenture from:

•	incurring any indebtedness or other obligation,

•	paying dividends or making distributions on the capital stock of Autodesk or of such subsidiaries, or

•	purchasing or redeeming capital stock of Autodesk or such subsidiaries.

In addition, Autodesk will not be required to maintain any financial ratios or specified levels of net worth or liquidity or to repurchase or redeem or otherwise modify the terms of the notes upon a change of control or other events involving Autodesk or any of its subsidiaries which may adversely affect the creditworthiness of the notes, except to the limited extent provided under “— Purchase of Notes upon Change of Control Repurchase Event.” Among other things, the indenture will not contain covenants designed to afford holders of the notes any protections in the event of a highly leveraged or other transaction involving Autodesk that may adversely affect holders of the notes, except to the limited extent provided under “— Purchase of Notes upon Change of Control Repurchase Event.”

The indenture will contain the following principal covenants:

Limitation on Liens

Autodesk will not incur, and will not permit any of its restricted subsidiaries to incur, any indebtedness secured by a mortgage, security interest, pledge, lien, charge or other similar encumbrance (collectively, “Liens”) upon (a) any Principal Property of Autodesk or any of its restricted subsidiaries or (b) any shares of stock or indebtedness of any of its restricted subsidiaries (whether such Principal Property or shares or indebtedness of any restricted subsidiary are now existing or owned or hereafter created or acquired), in each case, unless prior to or at the same time, the notes (together with, at the option of Autodesk, any other indebtedness or guarantees of Autodesk or any of its subsidiaries ranking equally in right of payment with the notes or such guarantee) are equally and ratably secured with or, at the option of Autodesk, prior to, such secured indebtedness.

The foregoing restriction does not apply to:

(1)

Liens on property, shares of stock or indebtedness existing with respect to any person at the time such person becomes a subsidiary of Autodesk or a subsidiary of any subsidiary of Autodesk, provided that such Lien was not incurred in anticipation of such person becoming a subsidiary;

(2)

Liens on property, shares of stock or indebtedness existing at the time of acquisition by Autodesk or any of its subsidiaries or a subsidiary of any subsidiary of Autodesk of such property, shares of stock or indebtedness or Liens on property, shares of stock or indebtedness to secure the payment of all or any part of the purchase price of such property, shares of stock or indebtedness, or Liens on property, shares of stock or indebtedness to secure any indebtedness for borrowed money incurred prior to, at the time of, or within 18 months after, the latest of the acquisition of such property, shares of stock or indebtedness or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price of the property and related costs and expenses, the construction or the making of the improvements;

(3)	Liens securing indebtedness of Autodesk or any of Autodesk’s subsidiaries owing to Autodesk or any of its subsidiaries;

(4)	Liens existing on the date of the initial issuance of the notes (other than any additional notes);

(5)

Liens on property or assets of a person existing at the time such person is merged into or consolidated with Autodesk or any of its subsidiaries, at the time such person becomes a subsidiary of Autodesk, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Autodesk or any of its subsidiaries, provided that such Lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction;

(6)	Liens created in connection with a project financed with, and created to secure, a Non-recourse Obligation;

(7)	Liens created to secure the notes;

(8)

Liens imposed by law, such as materialmens’, workmen or repairmen, carriers’, warehousemen’s and mechanic’s Liens and other similar Liens, in each case for sums not yet overdue by more than 30 calendar days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(9)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings;

(10)	Liens to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(11)

pledges or deposits under workmen’s compensation, unemployment insurance, or similar legislation and liens of judgments thereunder which are not currently dischargeable, or deposits to secure public or statutory obligations, or deposits in connection with obtaining or maintaining self-insurance or to obtain the benefits of any law, regulation or arrangement pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or deposits of cash or obligations of the U.S. to secure surety, appeal or customs bonds, or deposits in litigation or other proceedings such as, but not limited to, interpleader proceedings;

(12)

Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ Liens and other similar Liens none of which interfere materially with the use of the property covered thereby in the ordinary course of business and which do not, in Autodesk’s opinion, materially detract from the value of such properties;

(13)

Liens in favor of the United States or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Liens; or

(14)

any extensions, renewals or replacements of any Lien referred to in clauses (1) through (13) without increase of the aggregate principal amount of the indebtedness secured by such Lien (except to the extent of any fees or other costs associated with any such extension, renewal or replacement); provided, however, that any Liens permitted by any of clauses (1) through (13) shall not extend to or cover any property of Autodesk or any of its subsidiaries, as the case may be, other than the property specified in such clauses and improvements to such property.

Notwithstanding the restrictions set forth in the preceding paragraph, Autodesk and its restricted subsidiaries will be permitted to incur indebtedness secured by Liens which would otherwise be subject to the foregoing restrictions without equally and ratably securing the notes, provided that, after giving effect to such indebtedness, the aggregate amount of all indebtedness secured by Liens (not including Liens permitted under clauses (1) through (14) above), together with all attributable debt outstanding pursuant to the second paragraph of the

“— Limitation on Sale and Leaseback Transactions” covenant described below, does not exceed the greater of $500 million and 15% of the Consolidated Net Tangible Assets of Autodesk. Autodesk and its restricted subsidiaries also may, without equally and ratably securing the notes, create or incur Liens that extend, renew, substitute or replace (including successive extensions, renewals, substitutions or replacements), in whole or in part, any Lien permitted pursuant to the preceding sentence.

Limitation on Sale and Leaseback Transactions

Autodesk will not, and will not permit any of its restricted subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(1)	such transaction was entered into prior to the date of the initial issuance of the notes (other than any additional notes);

(2)	such transaction was for the sale and leasing back to Autodesk or any of its wholly owned subsidiaries of any Principal Property by one of its restricted subsidiaries;

(3)	such transaction involves a lease for not more than three years (or which may be terminated by Autodesk or its subsidiaries within a period of not more than three years);

(4)

Autodesk would be entitled to incur indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the notes pursuant to the second paragraph of the “—Limitation on Liens” covenant described above; or

(5)

Autodesk or any restricted subsidiary applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in its business (including the purchase or development of other Principal Property) or to the retirement of indebtedness that is pari passu with the notes (including the notes) within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu indebtedness, Autodesk may deliver notes to the trustee for cancellation, such notes to be credited at the cost thereof to it.

Notwithstanding the restrictions set forth in the preceding paragraph, Autodesk and its restricted subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto the aggregate amount of all attributable debt with respect to such transactions, together with all indebtedness outstanding pursuant to the third paragraph of the “—Limitation on Liens” covenant described above, does not exceed the greater of $500 million and 15% of the Consolidated Net Tangible Assets of Autodesk. As of the date of this prospectus, neither we nor any of our restricted subsidiaries own any Principal Property.

Definitions

The indenture contains the following defined terms:

“attributable debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by Autodesk’s board of directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Autodesk and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Autodesk in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q filed or any amendment thereto (and not subsequently disclaimed as not being reliable by Autodesk) pursuant to the Exchange Act by Autodesk prior to the time as of which “Consolidated Net Tangible Assets” is being determined or, if Autodesk is not required to so file, as reflected on its most recent consolidated balance sheet prepared by Autodesk in accordance with GAAP.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, indebtedness of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to (1) the acquisition of assets not previously owned by Autodesk or any direct or indirect subsidiaries of Autodesk or (2) the financing of a project involving the development or expansion of properties of Autodesk or any direct or indirect subsidiaries of Autodesk, as to which the obligee with respect to such indebtedness or obligation has no recourse to Autodesk or any direct or indirect subsidiary of Autodesk or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means the land, improvements, buildings and fixtures owned by Autodesk or any of its wholly-owned domestic subsidiaries that constitutes Autodesk’s principal offices in San Francisco, California, any research and development facility and any service and support facility (in each case including associated office facilities) located within the territorial limits of the States of the United States of America, except such as Autodesk’s board of directors (or authorized committee thereof) by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Autodesk and its subsidiaries taken as a whole) not to be of material importance to Autodesk’s and its subsidiaries’ business, taken as a whole.

“restricted subsidiary” means any domestic subsidiary that owns any Principal Property other than:

(1)	Any subsidiary primarily engaged in financing receivables or in the finance business; or

(2)	Any of our less than 80%-owned subsidiaries if the common stock of such subsidiary is traded on any national securities exchange or on the over-the-counter markets.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of that date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Events of Default

Each of the following, in addition to the events of default described in the accompanying prospectus, is an “event of default” under the indenture with respect to the notes:

(1)	a failure to pay principal of or premium, if any, on any note when due at its stated maturity date, upon optional redemption or otherwise;

(2)

a failure by Autodesk to repurchase notes tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “Purchase of Notes upon Change of Control Repurchase Event”; and

(3)

(a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Autodesk (other than indebtedness of Autodesk owing to any of its subsidiaries) outstanding in an amount in excess of $100 million and continuance of this failure to pay or (b) a default on any indebtedness of Autodesk (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above, for a period of 30 days after written notice thereof to Autodesk by the trustee or to Autodesk and the trustee by the holders of not less than 25% in principal amount of outstanding notes (including any additional notes); provided, however, that if any failure, default or acceleration referred to in clause (a) or (b) above ceases or is cured, waived, rescinded or annulled, then the event of default will be deemed cured.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Autodesk issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Autodesk can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

The notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal

Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the notes represented by the global note for all purposes under the indenture, the notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Autodesk understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Autodesk expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Autodesk also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Autodesk, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of beneficial ownership interests in any global note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Autodesk expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Autodesk expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Autodesk, the underwriters, nor the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Under certain circumstances described in the accompanying prospectus, DTC may exchange the global notes for notes in certificated form of like tenor and of an equal principal amount, in authorized denominations. These certificated notes will be registered in such name or names as DTC shall instruct the trustee. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Autodesk believes to be reliable, but Autodesk does not take responsibility for its accuracy.

Euroclear and Clearstream, Luxembourg

If the depositary for a global security is DTC, you may hold interests in the global notes through Clearstream Banking, SA., which is referred to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which is referred to as “Euroclear,” in each case, as a participant in DTC. Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Autodesk has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

U.S. Bank Trust Company, National Association is the trustee under the indenture and has also been appointed by Autodesk to act as registrar, transfer agent and paying agent for the notes. Autodesk and its affiliates maintain various commercial and service relationships with the trustee and its affiliates in the ordinary course of business, including asset and investment management and insurance services.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of material U.S. federal income tax considerations generally applicable to non-U.S. holders (as defined below) that acquire notes pursuant to this offering. The information provided below is based on the Internal Revenue Code of 1986, as amended, or the Code, and U.S. Treasury Regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change or differing interpretations, possibly with retroactive effect. There can be no assurances that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax consequences described herein.

The following summary generally applies only to beneficial owners of the notes that purchase their notes in this offering for cash equal to their original issue price, which is the first price at which a substantial amount of the notes is sold for money to investors (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers), and that hold the notes as “capital assets” within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular person or persons subject to special treatment under the U.S. federal income tax laws (such as financial institutions, broker-dealers, traders in securities that elect to use a mark-to-market method of accounting, regulated investment companies, real estate investment trusts, insurance companies, cooperatives, controlled foreign corporations, passive foreign investment companies, persons required for U.S. federal income tax purposes to conform the timing of income accruals with respect to the notes to their financial statements under Section 451 of the Code, tax-exempt entities, tax-deferred or other retirement accounts, former citizens or long-term residents of the United States, or persons who are, or hold their notes through, partnerships or other pass-through entities), or to persons holding the notes as part of a hedging, conversion or integrated transaction for U.S. federal income tax purposes, or persons deemed to sell the notes under the constructive sale provisions of the Code, all of whom may be subject to tax rules that would differ from those summarized below. In addition, this discussion does not describe the effects of any other U.S. federal tax laws such as the alternative minimum tax, the Medicare contribution tax on net investment income, or estate and gift tax, nor the effects of any applicable non-U.S. or U.S. state and local laws.

Each prospective investor of the notes should consult their tax advisors as to the particular U.S. federal income tax considerations to them of owning and disposing of the notes as well as the effects of other U.S. federal tax laws or U.S. state and local and non-U.S. tax laws.

For purposes of this summary, “non-U.S. holder” means a beneficial owner of a note that is not an entity or arrangement classified as a partnership for U.S. federal income tax purposes and that is not a U.S. holder. “U.S. holder” means a beneficial owner of a note that is for U.S. federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (x) the trust is subject to the primary supervision of a U.S. court and the control of one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) or (y) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership or a pass-through entity (including any entity or arrangement (U.S. or non-U.S.) that is treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner (or an owner) in the partnership or other entity will depend upon the status of the partner and the activities of the partner and the partnership or other entity. A beneficial owner of a note that is a partnership or a pass-through entity, and partners (or owners) in such partnership or pass-through entity, should consult their own tax advisors about the U.S. federal income tax consequences of owning and disposing of the notes.

We expect, and this summary assumes, that the notes will be issued with less than a “de minimis amount” of original issue discount (as such terms are used for U.S. federal income tax purposes).

Interest

A non-U.S. holder will generally not be subject to U.S. federal income and withholding tax on interest received in respect of the notes, provided that (1) such interest is not effectively connected with the conduct of a U.S. trade or business by such non-U.S. holder, and (2) such holder (i) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (ii) is not a “controlled foreign corporation” within the meaning of Section 957(a) of the Code that is related, directly or indirectly, to us through sufficient stock ownership; and (iii) certifies under penalties of perjury that it is not a U.S. person (generally through the provision of a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate form to us or the applicable withholding agent prior to the payment) or satisfies certain other certification requirements and provided that no withholding is required pursuant to FATCA or the backup withholding provisions of the Code (discussed below under Subject to the discussion below under “-FATCA withholding requirements” and “-Backup withholding and information reporting”). If interest on the notes is not effectively connected with the conduct of U.S. trade or business by a non-U.S. holder but such non-U.S. holder does not meet the above criteria, interest on the notes will be subject to U.S. federal withholding tax at a rate of 30% unless the withholding tax rate is reduced or eliminated by an applicable income tax treaty and such non-U.S. holder is a qualified resident of the treaty country and complies with certain certification requirements. A non-U.S. holder can meet this treaty certification requirement by providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate or successor form to the applicable withholding agent prior to the payment. If a non-U.S. holder holds a note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The non-U.S. holder’s agent may be required to provide certification to another withholding agent, either directly or through other intermediaries.

If interest on the notes is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder, and, if required by an applicable income tax treaty, such interest is attributable to a U.S. permanent establishment of the non-U.S. holder, then the non-U.S. holder will generally be subject to U.S. federal income tax on the receipt or accrual of such interest on a net income basis in the same manner as if it were a U.S. person. In addition, if such non-U.S. holder is a non-U.S. corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. Any such interest will not, however, be subject to withholding tax described above, if the non-U.S. holder delivers a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Such holders are urged to consult their tax advisors concerning the U.S. federal income tax consequences to them of the ownership and disposition of the notes as well as the application of state, local and non-U.S. income and other tax laws.

Sale, exchange, redemption, retirement or other disposition of the notes

Subject to the discussion below under “-FATCA withholding requirements” and “-Backup withholding and information reporting,” non-U.S. holders will not generally be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption, retirement or other disposition of the notes (other than with respect to payments attributable to accrued but unpaid interest, which will generally be taxed as described under “-Interest” above), unless:

•

the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, generally, if the non-U.S. holder is eligible for the benefits of an applicable tax treaty, the gain is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder), in which case such gain would be taxed on a net income basis in the same manner as interest that is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States as described above; or

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the year of the disposition and certain other conditions apply, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, would be subject to a flat 30% U.S. federal income tax, even though the individual is not considered a resident of the United States.

FATCA withholding requirements

The Foreign Account Tax Compliance Act and related U.S. Treasury guidance (commonly referred to as “FATCA”) impose U.S. federal withholding tax at a rate of 30% in certain circumstances on interest and, subject to the proposed U.S. Treasury Regulations discussed below, the gross proceeds of a sale or other disposition of notes that produce interest, in each case paid in respect of notes held by or through certain non-U.S. financial institutions (including investment funds) (whether as beneficial owner or intermediary), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Interest and, subject to the proposed U.S. Treasury Regulations discussed below, the gross proceeds of a sale or other disposition of notes that produce interest, in each case paid in respect of notes held by an investor that is a non-financial non-U.S. entity (whether as beneficial owner or intermediary) that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the applicable withholding agent that such entity does not have any “substantial U.S. owners,” or (ii) provides certain information regarding the entity’s “substantial U.S. owners,” which we or the applicable withholding agent, in turn, will provide to the U.S. Treasury. Under proposed U.S. Treasury Regulations that may be relied upon pending finalization, the withholding tax on gross proceeds would be eliminated and, consequently, FATCA withholding on gross proceeds is not currently expected to apply.

Backup withholding and information reporting

Payors must report annually to the IRS the interest paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest, including any tax withheld pursuant to the rules described under “-Interest” above. Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides. Payments to non-U.S. holders of interest on the notes may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate or successor form. Payments made to non-U.S. holders by a broker upon a sale or disposition (including a retirement or redemption) of the notes will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a non- U.S. holder of notes under the backup withholding rules generally may be credited against any U.S. federal income tax liability of the holder, which may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

The preceding discussion of material U.S. federal income tax considerations is for general information purposes only and is not tax advice. Prospective investors should consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Citigroup Global Markets Inc., BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally and not jointly, the principal amount of notes set forth opposite their names below:

Underwriters	Principal Amount of Notes
Citigroup Global Markets Inc.	$127,500,000
BofA Securities, Inc.	100,000,000
J.P. Morgan Securities LLC	100,000,000
BNP Paribas Securities Corp.	42,500,000
MUFG Securities Americas Inc.	42,500,000
RBC Capital Markets, LLC	42,500,000
Morgan Stanley & Co. LLC	15,000,000
U.S. Bancorp Investments, Inc.	15,000,000
Wells Fargo Securities, LLC	15,000,000

Total	$500,000,000

The underwriters are offering the notes subject to their acceptance of the notes from us, subject to prior sale and subject to the underwriters’ right to reject any order in whole or in part. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer part of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of 0.400% of the principal amount of the notes. Any such dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount not to exceed 0.250% of the principal amount of the notes. After the initial offering of the notes, the offering prices and other selling terms may from time to time be varied by the representatives. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering:

Paid by Us
Per note	0.650%

Total	$3,250,000

Expenses associated with this offering to be paid by us, other than the underwriting discount, are estimated to be approximately $1.6 million.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters may also impose a penalty bid. This occurs when a certain underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market- making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses. For example, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee, and affiliates of certain of the underwriters are lenders or agents under our credit facility.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of ours (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. If any of the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

We expect that delivery of the notes will be made to investors on or about June 6, 2025, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as T+3). Under Rule 15c6-1 under the Exchange Act, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes more than one business day prior to June 6, 2025 will be required, by virtue of the fact that the notes initially settle in T+3, to specify an alternate settlement arrangement to prevent a failed settlement. Purchasers of the notes who wish to trade the notes more than one business day prior to June 6, 2025 should consult their advisors.

Selling Restrictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended or superseded, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Hong Kong

Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Dubai International Financial Centre

This prospectus supplement and the accompanying base prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus supplement and the accompanying base prospectus are intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying base prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement or the accompanying base prospectus. The notes to which this prospectus supplement and the accompanying base prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement or the accompanying base prospectus you should consult an authorized financial advisor.

Singapore

Each underwriter has acknowledged that this prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a)

to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)

to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law; or

(iv)	as specified in Section 276(7) of the SFA.

Singapore SFA Product Classification

Solely for the purposes of our obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are a “prescribed capital markets product” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and an Excluded Investment Product (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA N16: Notice on Recommendations on Investment Products).

Switzerland

Neither this prospectus supplement nor the accompanying prospectus is intended to constitute an offer or solicitation to purchase or invest in the notes described herein. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (the “FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

LEGAL MATTERS

Certain legal matters in connection with the offering of the notes will be passed upon for Autodesk, Inc. by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Davis Polk & Wardwell LLP, Redwood City, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2025, and the effectiveness of our internal control over financial reporting as of January 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.autodesk.com. Information accessible on or through our website is not a part of this prospectus supplement or the accompanying prospectus.

This prospectus supplement is part of a registration statement we filed with the SEC. This prospectus supplement omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the notes we are offering. Statements in this prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus supplement or the accompanying prospectus is considered to be part of this prospectus supplement or the accompanying prospectus, as applicable. Because we are incorporating by reference future filings with the SEC, this prospectus supplement and the accompanying prospectus are continually updated and those future filings may modify or supersede some of the information included or incorporated by reference herein and therein. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus supplement or the accompanying prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K), until the offering of the notes under the registration statement is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2025;

•

the sections of our Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended April 30, 2025; and

•

Current Reports on Form 8-K filed on February 27, 2025 (with respect to Item 2.05 and 5.02 only), April  2, 2025 (with respect to Item 5.02 only), April  24, 2025, May  8, 2025 and May 22, 2025 (with respect to Item 5.02 only).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Autodesk, Inc.

One Market Street, Ste. 400

San Francisco, California 94105

Attn: Investor Relations

(415) 507-5000

Prospectus

AUTODESK, INC.

Senior Debt Securities

We may issue senior debt securities from time to time in one or more offerings. This prospectus describes some of the general terms that may apply to these senior debt securities and the general manner in which these senior debt securities will be offered. We will provide the specific terms of these senior debt securities in supplements to this prospectus. The prospectus supplements will also describe the specific manner in which these senior debt securities will be offered and may also supplement, update or amend information contained in this prospectus. You should read this prospectus and any applicable prospectus supplement, including the documents incorporated by reference herein and therein, before you invest.

We may offer these senior debt securities in amounts, at prices and on terms determined at the time of offering. The senior debt securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the senior debt securities, we will name them and describe their compensation in a prospectus supplement.

Investing in these senior debt securities involves certain risks. See “Risk Factors” included in or incorporated by reference into any accompanying prospectus supplement and in the documents incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to purchase these senior debt securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these senior debt securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 29, 2025.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may from time to time sell the senior debt securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the senior debt securities we may offer. Each time we sell senior debt securities, we will provide one or more prospectus supplements and/or free writing prospectuses that will contain specific information about the terms of the offering. The prospectus supplement and/or any free writing prospectus may also add, update or change information contained in this prospectus. You should read both this prospectus, any accompanying prospectus supplement and any free writing prospectus together with the additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus and any prospectus supplement.

We have not authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any related free writing prospectus filed by us with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus and any accompanying prospectus supplement or any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any senior debt securities other than the senior debt securities described in the accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such senior debt securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Unless the context otherwise indicates, references in this prospectus to “Autodesk”, “we”, “our” and “us” refer, collectively, to Autodesk, Inc., a Delaware corporation, and its consolidated subsidiaries.

FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement include or may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements are generally written in the future tense and/or are preceded by words such as “will,” “may,” “would,” “might,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words.

Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus are based on information currently available to us and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this prospectus, any prospectus supplement, and the information incorporated by reference in this prospectus or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this prospectus, any prospectus supplement, and the information incorporated by reference herein and therein, including those detailed in the Risk Factors section of any Annual Report on Form 10-K and any Quarterly Report on Form 10-Q incorporated by reference in this prospectus and in the section of any related prospectus supplement entitled “Risk Factors.”

OUR BUSINESS

General

We are a global leader in 3D design, engineering and entertainment technology solutions, spanning architecture, engineering, construction, product design, manufacturing, media, and entertainment. Our customers design, fabricate, manufacture, and build anything by visualizing, simulating, and analyzing real-world performance early in the design process. These capabilities allow our customers to foster innovation, optimize their designs, streamline their manufacturing and construction processes, save time and money, improve quality, deliver more sustainable outcomes, communicate plans, and collaborate with others. Our professional software products are sold globally through a combination of indirect and direct channels.

Products

Our architecture, engineering, construction and operations products improve the way building, infrastructure, and industrial projects are designed, built, and operated. Our product development and manufacturing software provides manufacturers in automotive, transportation, industrial machinery, consumer products, and building product industries with comprehensive digital design, engineering, manufacturing, and production solutions. These technologies bring together data from all phases of the product development and production life cycle, creating a digital pipeline that supports greater productivity, accuracy through process automation, and insights that enable more sustainable outcomes. Our digital media and entertainment products provide tools for digital sculpting, modeling, animation, effects, rendering, and compositing for design visualization, visual effects, 3D animation, games production, and enable connection of workflows and data from pre-production to post-production. Our portfolio of products and services enables our customers to foster innovation, optimize and improve their designs, save time and money, improve quality, communicate plans, and collaborate with others.

Corporate Information

We were incorporated in California in April 1982 and were reincorporated in Delaware in May 1994. Our principal executive office is located at One Market Street, Ste. 400, San Francisco, CA 94105 and the telephone number at that address is (415) 507-5000.

Our internet address is www.autodesk.com. The information posted on our website is not part of or incorporated by reference into this prospectus. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to reports filed or furnished pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on the Investor Relations portion of our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

RISK FACTORS

An investment in our securities involves a high degree of risk. The prospectus supplement applicable to each offering of our securities will contain a discussion of the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the section of the applicable prospectus supplement titled “Risk Factors,” together with all of the other information contained or incorporated by reference in the prospectus supplement or appearing or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under “Part I—Item 1A—Risk Factors” of our most recent Annual Report on Form 10-K that is incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business, financial condition or results of operations.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of any senior debt securities offered under this prospectus or any free writing prospectus for general corporate purposes unless otherwise indicated in the applicable prospectus supplement or free writing prospectus. General corporate purposes may include the repayment and refinancing of debt, working capital, capital expenditures, stock repurchases, acquisition of companies or businesses, and the payment of dividends. We have not determined the amount of net proceeds to be used specifically for such purposes. As a result, management will retain broad discretion over the allocation of the net proceeds from the sale of our senior debt securities under this prospectus.

DESCRIPTION OF SENIOR DEBT SECURITIES

We may offer senior debt securities under this prospectus. The following description summarizes the general terms and provisions of the senior debt securities. We will describe the specific terms of the senior debt securities and the extent, if any, to which the general provisions summarized below apply to any series of senior debt securities in the prospectus supplement relating to the series and any applicable free writing prospectus that we authorize to be delivered. When we refer to “the Company,” “we,” “our,” and “us” in this section, we mean Autodesk, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

We may issue senior debt securities from time to time, in one or more series under an indenture, dated December 13, 2012, between us and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as trustee (the “trustee”). The form of the indenture is incorporated by reference to the registration statement of which this prospectus forms a part. This prospectus briefly outlines some of the provisions of the indenture. The following summary of the material provisions of the indenture is qualified in its entirety by the provisions of the indenture, including definitions of certain terms used in the indenture. Wherever we refer to particular sections or defined terms of the indenture, those sections or defined terms are incorporated by reference in this prospectus or the applicable prospectus supplement. You should review the indenture that is incorporated by reference to the registration statement of which this prospectus forms a part for additional information.

The indenture does not limit the amount of senior debt securities that we may issue. The indenture does provide that senior debt securities may be issued up to an aggregate principal amount authorized from time to time by us and may be payable in any currency or currency unit designated by us in the indenture or in amounts determined by reference to an index.

General

The senior debt securities will constitute our unsecured and unsubordinated general obligations and will rank pari passu with our other unsecured and unsubordinated obligations. Any secured debt or other secured obligations will be effectively senior to the senior debt securities to the extent of the value of the assets securing such debt or other obligations.

The applicable prospectus supplement and/or free writing prospectus will include any additional or different terms of the senior debt securities being offered, including the following terms, as applicable:

•	the title of the senior debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities, which may be sold at a discount below their stated principal amount;

•	any limit upon the aggregate principal amount of the senior debt securities;

•	the date or dates on which the principal and premium, if any, of the senior debt securities is payable;

•	the rate or rates (which may be fixed or variable) at which the senior debt securities will bear interest, or the manner of calculating such rate or rates, if applicable;

•

the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable or the manner of determination of such interest payment dates, and the related record dates;

•	any trustees, authenticating agents or paying agents, if different from those set forth in this prospectus;

•	the right, if any, to extend the interest payment periods or defer the payment of interest and the duration of that extension or deferral;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which senior debt securities may be redeemed, in whole or in part, at our option;

•	the obligation, if any, of us to repurchase or repay senior debt securities pursuant to any sinking fund or analogous provisions as at the option of a holder thereof;

•	the form of the senior debt securities;

•	if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof, the denominations in which the senior debt securities will be issuable;

•	the currencies and/or currency units in which payment of the principal of, and premium, if any, and interest on, the senior debt securities will be payable;

•

if the principal amount payable at the stated maturity of the senior debt securities will not be determinable as of any one or more dates prior to such stated maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose;

•	the terms of any repurchase or remarketing rights;

•

whether the senior debt securities will be issued in global form, the terms upon which the senior debt securities will be exchanged for definitive form, the depositary for the senior debt securities and the form of legend;

•	any conversion or exchange features of the senior debt securities;

•	if other than the principal amount thereof, the portion of the principal amount of the senior debt securities which shall be payable upon declaration of acceleration of the maturity thereof;

•	any restrictive covenants or events of default in addition to or in lieu of those set forth in this prospectus;

•	any provisions granting special rights to holders when a specified event occurs;

•

if the amount of principal or any premium or interest on the senior debt securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined;

•	any special tax implications of the senior debt securities;

•	whether and upon what terms the senior debt securities may be defeased if different from the provisions set forth in this prospectus;

•	with regard to the senior debt securities that do not bear interest, the dates for certain required reports to the applicable trustee; and

•	any and all additional, eliminated or changed terms that will apply to the senior debt securities.

We may from time to time, without notice to or the consent of the holders of any series of senior debt securities, create and issue further senior debt securities of any such series ranking equally with the senior debt securities of such series in all respects (or in all respects other than (1) the payment of interest accruing prior to the issue date of such further senior debt securities or (2) the first payment of interest following the issue date of such further senior debt securities). Such further senior debt securities may be consolidated and form a single series with the senior debt securities of such series and have the same terms as to status, redemption or otherwise as the senior debt securities of such series, provided that if such additional debt securities are not fungible with the initial debt securities of such series for U.S. federal income tax purposes, such additional debt securities will have a separate CUSIP number.

You may present senior debt securities for exchange or transfer in the manner, at the places and subject to the restrictions set forth in the senior debt securities and the applicable prospectus supplement. We will provide you those services without charge, although you may have to pay any tax or other governmental charge payable in connection with any exchange or transfer, as set forth in the indenture.

Senior debt securities will bear interest at a fixed rate or a floating rate. Senior debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate (called original issue discount securities) may be sold at a discount below their stated principal amount. Material U.S. federal income tax considerations applicable to any such discounted senior debt securities or to certain senior debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the applicable prospectus supplement.

We may issue senior debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by reference to one or more currency exchange rates, securities or baskets of securities, commodity prices or indices. You may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending on the value on such dates of the applicable currency, security or basket of securities, commodity or index. Information as to the methods for determining the amount of principal or interest payable on any date, the currencies, securities or baskets of securities, commodities or indices to which the amount payable on such date is linked and certain related tax considerations will be set forth in the applicable prospectus supplement.

Certain Covenants

Certain Covenants. The indenture contains certain covenants regarding, among other matters, corporate existence and reports to holders of senior debt securities. Unless we indicate otherwise in a prospectus supplement, the senior debt securities will not contain any additional financial or restrictive covenants, including covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders or current ratios. The provisions of the indenture will not afford holders of senior debt securities issued thereunder protection in the event of a sudden or significant decline in our credit quality or in the event of a takeover, recapitalization or highly leveraged or similar transaction involving us or any of our affiliates that may adversely affect such holders except to the extent set forth therein.

Consolidation, Merger and Sale of Assets. Unless we indicate otherwise in a prospectus supplement, we will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of our and our subsidiaries’ property and assets taken as a whole to another Person (as defined in the indenture), which we refer to as a successor person, unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation or limited liability company organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia, and expressly assumes, by a supplemental indenture, executed and delivered to the trustee, all of our obligations under the indenture and the senior debt securities;

•	immediately after giving effect to such transaction, no Default or Event of Default (each as defined in the indenture) shall have occurred and be continuing; and

•

we deliver to the trustee an officer’s certificate and opinion of counsel, in each case, stating that any such supplemental indenture, if applicable, complies with this provision and that all conditions precedent provided for in the indenture or any applicable supplemental indenture relating to such transaction have been complied with.

The restrictions in the second and third bullets shall not be applicable to:

•

the merger or consolidation of us with an affiliate of ours if our board of directors determines in good faith that the purpose of such transaction is principally to change our state of incorporation or convert our form of organization to another form; or

•

the merger of us with or into a single direct or indirect wholly owned subsidiary of ours pursuant to Section 251(g) (or any successor provision) of the General Corporation Law of the State of Delaware (or similar provision of our state of incorporation).

The Surviving Person will succeed to, and be substituted for, us under the indenture and the senior debt securities and, except in the case of a lease, we shall be released of all obligations under the indenture and the senior debt securities.

No Protection in the Event of a Change of Control. Unless we indicate otherwise in a prospectus supplement with respect to a particular series of senior debt securities, the senior debt securities will not contain any provisions that may afford holders of the senior debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control).

Events of Default

The indenture defines an Event of Default with respect to any series of senior debt securities issued pursuant to the indenture. Events of Default on the senior debt securities are any of the following:

•

default in the payment of any interest on senior debt securities when it becomes due and payable, and the continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by us with the trustee or a paying agent prior to the expiration of such 30-day period);

•	default in the payment of the principal of, or any premium on, senior debt securities when due and payable;

•

default in the performance or breach of any other covenant by us in the indenture (other than a covenant that has been included in the indenture solely for the benefit of another series of debt securities), which default continues uncured for a period of 90 days after we receive, by registered or certified mail, written notice from the trustee or we and the trustee receive, by registered or certified mail, written notice from the holders of not less than 25% in principal amount of the senior debt securities of the affected series outstanding as provided in the indenture;

•	certain events in bankruptcy, insolvency or reorganization with respect to us; and

•	any other Event of Default provided for in such series of senior debt securities as may be specified in the applicable prospectus supplement.

An Event of Default under one series of senior debt securities issued pursuant to the indenture does not necessarily constitute an Event of Default under any other series of senior debt securities. The indenture provides that the trustee may withhold notice to the holders of any series of senior debt securities issued thereunder of any default (other than payment defaults of which it has knowledge) if the trustee’s board of directors, executive committee, or a trust committee of directors or trustees and/or certain officers of the trustee in good faith determine it is in the interest of such holders to do so.

Remedies If an Event of Default Occurs. The indenture provides that if an Event of Default has occurred with respect to a series of senior debt securities and has not been cured, the trustee or the holders of not less than 25% in principal amount of the senior debt securities of that series may declare the entire principal amount of all the senior debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. If an Event of Default occurs because of certain events in bankruptcy, insolvency or reorganization with respect to us, then the principal amount of all the senior debt securities will be automatically accelerated, without any action by the trustee or any holder. At any time after the principal of a series of senior debt securities shall have been declared due and payable, and before any judgment or decree for the payment of the amount due shall have been obtained or entered for such series of senior debt securities as provided in the indenture, the holders of a majority in aggregate principal amount of the senior debt securities of the affected series may by written notice to us and the trustee may, on behalf of the holders of the senior debt securities of the affected series, rescind and annul such acceleration and its consequences if:

•

we have paid or caused to be paid or deposited with the trustee an amount sufficient to pay all matured installments of interest upon the series of senior debt securities and the principal of and premium, if any, on the series of senior debt securities that shall have become due otherwise than by acceleration (with interest upon such principal and premium, if any, and, to the extent that such payment is enforceable under applicable law, upon overdue installments of interest, at the rate expressed in the series of senior debt securities to the date of such payment or deposit), and

•

any and all Events of Default under the indenture with respect to such series, other than the nonpayment of principal on the series of senior debt securities that shall have become due solely by such declaration of acceleration, shall have been remedied or waived as provided in the indenture.

The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of the notes, unless such holder shall have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the senior debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of not less than 25% in principal amount of all outstanding senior debt securities of the affected series must make a written request that the trustee take action because of the Event of Default, and must offer indemnity to the trustee against the costs, expenses and other liabilities of taking that action; and

•

the trustee must have failed to take action for 60 days after receipt of the above notice and offer of indemnity and during such 60-day period, the trustee has not received a contrary instruction from holders of a majority in principal amount of all outstanding senior debt securities.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your senior debt securities on or after the due date of that payment.

We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the senior debt securities, or else specifying any default. Additionally, upon becoming aware of any default, we will deliver a statement specifying such default to the trustee within thirty (30) days.

Satisfaction and Discharge

The indenture will cease to be of further effect as to any series of senior debt securities and the trustee, upon our demand and at our expense, will execute appropriate instruments acknowledging the satisfaction and discharge of the indenture with respect to such series upon compliance with certain conditions, including:

(1)	either

•	our having delivered or caused to be delivered to the trustee for cancellation all senior debt securities of a series theretofore authenticated under the indenture; or

•

all senior debt securities of any series outstanding under the indenture not theretofore delivered to the trustee for cancellation shall have become due and payable or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the trustee, including principal, premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, and we shall have deposited with the trustee sufficient cash or U.S. government or U.S. government agency notes or bonds that will generate enough cash to pay, at maturity or upon redemption, all such senior debt securities of any series outstanding under the indenture;

(2)	our having paid all sums payable by us under the indenture, as and when the same shall be due and payable; and

(3)

our having delivered to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions relating to the satisfaction and discharge of the indenture have been satisfied.

Defeasance

Unless the applicable prospectus supplement provides otherwise, the following discussion of legal defeasance and discharge and covenant defeasance will apply to any series of senior debt securities issued under the indenture.

Full Defeasance. We can legally release ourselves from any payment or other obligations on the senior debt securities of any series (called “full defeasance”) if the following conditions are met:

•

we deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates;

•

there is a change in current U.S. federal income tax law or an Internal Revenue Service ruling that permits us to make the above deposit without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and instead repaid the senior debt securities ourselves when due; and

•	we deliver to the trustee a legal opinion of our counsel confirming the tax law change or ruling described in the immediately preceding clause;

•	we deliver to the trustee an officer’s certificate and a legal opinion of our counsel, each stating that all conditions precedent relating to such full defeasance have been fulfilled; and

•

no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing, on the date of such deposit.

If we ever accomplished full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the senior debt securities. You could not look to us for repayment in the event of any shortfall.

However, even if we make the deposit in trust and deliver an opinion as discussed above, a number of our obligations relating to the senior debt securities will remain. These include, among others, our obligation:

•	to register the transfer and exchange of senior debt securities;

•	to replace mutilated, destroyed, lost or stolen senior debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.

Purchasers of the senior debt securities should consult their own advisers with respect to the tax consequences to them of any deposit and discharge, including the applicability and effect of tax laws other than the U.S. federal income tax law.

Covenant Defeasance. Without any change in current U.S. federal income tax law, we can make the same type of deposit described above and be released from some of the covenants on the senior debt securities of any series. This is called “covenant defeasance.” In that event, you would lose the protection of those covenants but would gain the protection of having money and securities set aside in trust to repay the senior debt securities. In order to achieve covenant defeasance, the following conditions must be met:

•

we deposit in trust for your benefit and the benefit of all other direct holders of the senior debt securities of the same series a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal, any premium and any other payments on the senior debt securities of that series on their various due dates;

•

we deliver to the trustee a legal opinion of our counsel confirming that under current U.S. federal income tax law we may make the above deposit and be released from the relevant covenants without causing you to be taxed on the senior debt securities any differently than if we did not make the deposit and were not released from the covenants and instead repaid the senior debt securities ourselves when due;

•	we deliver to the trustee an officer’s certificate and a legal opinion of our counsel, each stating that all conditions precedent relating to such full defeasance have been fulfilled; and

•

no Event of Default shall have occurred and be continuing, and no event which with notice or lapse of time or both would become an Event of Default shall have occurred and be continuing, on the date of such deposit.

If we accomplish covenant defeasance, you can still look to us for repayment of the senior debt securities if there were a shortfall in the trust deposit. In fact, if one of the Events of Default occurred (such as our bankruptcy) and the senior debt securities become immediately due and payable, there may be such a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Modification and Waiver

There are three types of changes we can make to the indenture.

Changes Requiring Approval of the Holder. First, there are changes that cannot be made to the senior debt securities without specific approval of the holder. The following is a list of those types of changes:

•	change the stated maturity of the principal of or any installment of principal of or interest on any senior debt securities of such series;

•	reduce the principal amount of or the rate of interest thereon or any premium payable upon redemption of any senior debt securities of such series;

•	reduce the amount of principal payable at maturity or upon acceleration, redemption or a change of control or following an Event of Default;

•	change the place or currency of payment for the senior debt securities;

•	change the terms of or waive any redemption provisions;

•	impair the holder’s right to sue for the enforcement of any payment on or with respect to the senior debt securities;

•	reduce the percentage in principal amount of the senior debt securities of any series, the approval of whose holders is needed to modify or amend the indenture or the senior debt securities;

•

reduce the percentage in principal amount of the senior debt securities of any series, the approval of whose holders is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•

modify any other aspect of the provisions dealing with modification and waiver of the indenture, except to increase the percentage required for any modification or to provide that other provisions of the indenture may not be modified or waived without consent of the holder of each security of such series affected by the modification.

Changes Not Requiring Approval. The second type of change does not require any approval of or vote by holders of the senior debt securities. This type is limited to the following types of changes:

•	cure any ambiguity, defect or inconsistency;

•

make such other provisions in regard to matters or questions arising under the indenture or under any supplemental indenture as our board of directors may deem necessary or desirable, and which does not in each case adversely affect the interests of the holders of the senior debt securities of a series;

•	comply with covenants in the indenture regarding mergers and sales of assets;

•	provide for uncertificated senior debt securities in addition to or in place of certificated senior debt securities;

•	add to the covenants of the Company or add any additional Events of Default for the benefit of any series of senior debt securities, or secure any series of the senior debt securities;

•

change or eliminate any of the provisions of the indenture, provided that any such change or elimination shall not become effective with respect to any outstanding senior debt securities of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

•	make any other change that does not adversely affect the rights of any holder of any applicable series of outstanding senior debt securities;

•	provide for the issuance of senior debt securities and establish the form, terms and conditions of such series, or issue additional senior debt securities of any series;

•	evidence and provide for a successor trustee and add to or change the provisions of the indenture to provide for or facilitate the administration of the trusts under the indenture; and

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

We may also make changes that affect only senior debt securities to be issued under the indenture at any time after the changes take effect without the approval of holders of senior debt securities previously issued under the indenture. We may make changes or obtain waivers that affect only certain series of senior debt securities without the approval of holder of unaffected senior debt securities under the indenture.

Changes Requiring a Majority Vote. Any other change to the indenture and the senior debt securities would require the following approval:

•	if the change affects only senior debt securities of one series, it must be approved by the holders of a majority in outstanding principal amount of the senior debt securities of that series;

•

if the change affects the senior debt securities as well as the senior debt securities of one or more other series issued under the indenture, it must be approved by the holders of a majority in outstanding principal amount of each series of senior debt securities affected by the change; and

•	in each case, the required approval must be given by written consent.

The same vote would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or a waiver with respect to any other aspect of the indenture and the senior debt securities listed in the first category described previously under “Changes Requiring Approval of the Holder” unless we obtain your individual consent to the waiver.

Further Details Concerning Voting

The senior debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption. The senior debt securities will also not be eligible to vote if they have been fully defeased as described above under “-Defeasance-Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding senior debt securities that are entitled to vote or take other action under the indenture.

In certain limited circumstances, the trustee will be entitled to set a record date for action by holders. If we or the trustee sets a record date for a vote or other action to be taken by holders of senior debt securities, that vote or action may be taken only by persons who are holders of outstanding senior debt securities on the record date and must be taken within 180 days following the record date or another period that we may specify (or as the trustee may specify, if it set the record date). We may shorten this period from time to time.

No Personal Liability of Incorporators, Stockholders, Officers, Directors

The indenture provides that no recourse shall be had under any obligation, covenant or agreement of ours in the indenture or in any of the senior debt securities or because of the creation of any indebtedness represented thereby, against any of our incorporators, stockholders, officers or directors, past, present or future, or any predecessor or successor entity thereof under any law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise. Each holder, by accepting the senior debt securities, waives and releases all such liability.

Concerning the Trustee

The trustee will be appointed by us as paying agent, registrar and custodian with regard to the senior debt securities. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

The indenture provides that, prior to the occurrence of an Event of Default with respect to the senior debt securities of a series and after the curing or waiving of all such Events of Default with respect to that series, the trustee will not be liable except for the performance of such duties as are specifically set forth in the indenture. If an Event of Default has occurred and has not been cured or waived, the trustee will exercise such rights and powers vested in it under the indenture and will use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the trustee thereunder, should it become a creditor of ours or any of our subsidiaries, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict or resign.

Unclaimed Funds

All funds deposited with the trustee or any paying agent for the payment of principal, interest, premium or additional amounts in respect of the senior debt securities that remain unclaimed for a period ending on the earlier of 10 business days prior to the date the money would be turned over to the applicable state and two years after the date upon which the principal of, or premium, if any, or interest on such senior debt securities shall have become due and payable will be repaid to us. Thereafter, any right of any holder of senior debt securities to such funds shall be enforceable only against us, and the trustee and paying agents will have no liability therefor.

Governing Law

The indenture and the senior debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

FORMS OF SENIOR DEBT SECURITIES

Each senior debt security will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of senior debt securities. Unless the applicable prospectus supplement provides otherwise, certificated senior debt securities will be issued in definitive form and global securities will be issued in registered form. Definitive senior debt securities name you or your nominee as the owner of the senior debt security, and in order to transfer or exchange these senior debt securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the senior debt securities to the trustee, registrar, paying agent or other agent, as applicable. Global senior debt securities name a depositary or its nominee as the owner of the senior debt securities represented by these global senior debt securities. The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the senior debt securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered Global Securities

We may issue the registered senior debt securities in the form of one or more fully registered global senior debt securities that will be deposited with a depositary or its nominee identified in the applicable prospectus supplement and registered in the name of that depositary or nominee. In those cases, one or more registered global senior debt securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal or face amount of the senior debt securities to be represented by registered global securities. Unless and until it is exchanged in whole for senior debt securities in definitive registered form, a registered global security may not be transferred except as a whole by and among the depositary for the registered global security, the nominees of the depositary or any successors to the depositary or those nominees.

Any specific terms of the depositary arrangement with respect to any senior debt securities to be represented by a registered global security will be described in the prospectus supplement relating to those senior debt securities. We anticipate that the following provisions will apply to all depositary arrangements.

Ownership of beneficial interests in a registered global security will be limited to persons, called participants, that have accounts with the depositary or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal or face amounts of the senior debt securities beneficially owned by the participants. Any dealers, underwriters or agents participating in the distribution of the senior debt securities will designate the accounts to be credited. Ownership of beneficial interests in a registered global security will be shown on, and the transfer of ownership interests will be effected only through, records maintained by the depositary, with respect to interests of participants, and on the records of participants, with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of senior debt securities take physical delivery of these senior debt securities in definitive form. These laws may impair your ability to own, transfer or pledge beneficial interests in registered global securities.

So long as the depositary, or its nominee, is the registered owner of a registered global security, that depositary or its nominee, as the case may be, will be considered the sole owner or holder of the senior debt securities represented by the registered global security for all purposes under the indenture. Except as described below, owners of beneficial interests in a registered global security will not be entitled to have the senior debt securities represented by the registered global security registered in their names, will not receive or be entitled to receive physical delivery of the senior debt securities in definitive form and will not be considered the owners or holders of the senior debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for that registered global security and, if that person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and the participants would authorize beneficial owners owning through them to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

Principal, premium, if any, and interest payments on senior debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the registered global security. None of us, the trustees, or any agent of ours or agent of the trustees will have any responsibility or liability for any aspect of the records relating to payments made on account of beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

We expect that the depositary for any of the senior debt securities represented by a registered global security, upon receipt of any payment of principal, premium, interest or other distribution of underlying senior debt securities or other property to holders on that registered global security, will immediately credit participants’ accounts in amounts proportionate to their respective beneficial interests in that registered global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a registered global security held through participants will be governed by standing customer instructions and customary practices, as is now the case with the senior debt securities held for the accounts of customers or registered in “street name,” and will be the responsibility of those participants.

If the depositary for any of the senior debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue senior debt securities in definitive form in exchange for the registered global security that had been held by the depositary. Any senior debt securities issued in definitive form in exchange for a registered global security will be registered in the name or names that the depositary gives to the relevant trustee or other relevant agent of ours or theirs. It is expected that the depositary’s instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the registered global security that had been held by the depositary.

PLAN OF DISTRIBUTION

We may sell senior debt securities:

•	through underwriters;

•	through dealers;

•	through agents;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

In addition, we may issue the senior debt securities as a dividend or distribution or in a subscription rights offering to our existing security holders.

We may directly solicit offers to purchase senior debt securities or agents may be designated to solicit such offers. We will, in the prospectus supplement relating to such offering, name any agent that could be viewed as an underwriter under the Securities Act and describe any commissions that we must pay. Any such agent will be acting on a best efforts basis for the period of its appointment or, if indicated in the applicable prospectus supplement, on a firm commitment basis. This prospectus may be used in connection with any offering of our senior debt securities through any of these methods or other methods described in the applicable prospectus supplement.

The distribution of the senior debt securities may be effected from time to time in one or more transactions:

•	at a fixed price or prices which may be changed from time to time;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each prospectus supplement will describe the method of distribution of the senior debt securities and any applicable restrictions.

The prospectus supplement with respect to the senior debt securities of a particular series will describe the terms of the offering of the senior debt securities, including the following:

•	the name of the agent or any underwriters;

•	the public offering or purchase price;

•	any discounts and commissions to be allowed or paid to the agent or underwriters; all other items constituting underwriting compensation;

•	any discounts and commissions to be allowed or paid to dealers; and

•	any exchanges on which the senior debt securities will be listed.

If any underwriters or agents are utilized in the sale of the senior debt securities in respect of which this prospectus is delivered, we will enter into an underwriting agreement or other agreement with them at the time of sale to them, and we will set forth in the prospectus supplement relating to such offering the names of the underwriters or agents and the terms of the related agreement with them.

If a dealer is utilized in the sale of the senior debt securities in respect of which the prospectus is delivered, we will sell such senior debt securities to the dealer, as principal. The dealer may then resell such senior debt securities to the public at varying prices to be determined by such dealer at the time of resale.

If we offer senior debt securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the senior debt securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

Agents, underwriters, dealers and other persons may be entitled under agreements which they may enter into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

If so indicated in the applicable prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase senior debt securities from us pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. Each contract will be for an amount not less than, and the aggregate amount of senior debt securities sold pursuant to such contracts shall not be less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. Delayed delivery contracts will not be subject to any conditions except that:

•

the purchase by an institution of the senior debt securities covered under that contract shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that institution is subject; and

•

if the senior debt securities are also being sold to underwriters acting as principals for their own account, the underwriters shall have purchased such senior debt securities not sold for delayed delivery. The underwriters and other persons acting as our agents will not have any responsibility in respect of the validity or performance of delayed delivery contracts.

Certain agents, underwriters and dealers, and their associates and affiliates may be customers of, engage in other transactions with, and/or perform services, including investment banking services, for us or one or more of our respective affiliates in the ordinary course of business.

In order to facilitate the offering of the senior debt securities, any underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the senior debt securities or any other senior debt securities the prices of which may be used to determine payments on such senior debt securities. Specifically, any underwriters may overallot in connection with the offering, creating a short position for their own accounts. In addition, to cover overallotments or to stabilize the price of the senior debt securities or of any such other senior debt securities, the underwriters may bid for, and purchase, the senior debt securities or any such other senior debt securities in the open market. Finally, in any offering of the senior debt securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the senior debt securities in the offering if the syndicate repurchases previously distributed senior debt securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the senior debt securities above independent market levels. Any such underwriters are not required to engage in these activities and may end any of these activities at any time.

Under Rule 15c6-1 of the Exchange Act, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. The applicable prospectus supplement may provide that the original issue date for your senior debt securities may be more than one scheduled business day after the trade date for your senior debt securities. Accordingly, in such a case, if you wish to trade senior debt securities on any date prior to the first business day before the original issue date for your senior debt securities, you will be required, by virtue of the fact that your senior debt securities initially are expected to settle in more than one scheduled business day after the trade date for your senior debt securities, to make alternative settlement arrangements to prevent a failed settlement.

The senior debt securities may be new issues of senior debt securities and may have no established trading market. The senior debt securities may or may not be listed on a national senior debt securities exchange. We can make no assurance as to the liquidity of or the existence of trading markets for any of the senior debt securities.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, the validity of the senior debt securities in respect of which this prospectus is being delivered will be passed upon by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2025, and the effectiveness of our internal control over financial reporting as of January 31, 2025, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website at www.autodesk.com. Information accessible on or through our website is not a part of this prospectus.

This prospectus and any prospectus supplement is part of a registration statement we filed with the SEC. This prospectus and any prospectus supplement omit some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our consolidated subsidiaries and the senior debt securities we are offering. Statements in this prospectus or any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information we file with the SEC, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference in this prospectus is considered to be part of this prospectus. Because we are incorporating by reference future filings with the SEC, this prospectus is continually updated and those future filings may modify or supersede some of the information included or incorporated by reference in this prospectus. This means that you must look at all of the SEC filings that we incorporate by reference to determine if any of the statements in this prospectus or in any document previously incorporated by reference have been modified or superseded. This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents furnished pursuant to Items 2.02 or 7.01 of any Current Report on Form 8-K and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information), until the offering of the senior debt securities under the registration statement of which this prospectus forms a part of is terminated or completed:

•	Annual Report on Form 10-K for the fiscal year ended January 31, 2025;

•

the sections of our Definitive Proxy Statement on Schedule 14A for the 2025 Annual Meeting of Stockholders incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended January 31, 2025;

•	Quarterly Reports on Form 10-Q for the fiscal quarter ended April 30, 2025; and

•

Current Reports on Form 8-K filed on February  27, 2025 (with respect to Item 2.05 and 5.02 only), April 2, 2025 (with respect to Item 5.02 only), April  24, 2025, May  8, 2025 and May 22, 2025 (with respect to Item 5.02 only).

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Autodesk, Inc.

One Market Street, Ste. 400

San Francisco, California 94105

Attn: Investor Relations

(415) 507-5000

$500,000,000

5.300% Notes due 2035

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Citigroup	BofA Securities	J.P. Morgan

BNP PARIBAS	MUFG	RBC Capital Markets

Co-Managers

Morgan Stanley	US Bancorp	Wells Fargo Securities

June 3, 2025